Exhibit G

[Letterhead of]

EUROPEAN INVESTMENT BANK

CONSENT

We hereby consent to the references to the Legal Directorate of the European Investment Bank under the heading “Legal Opinions” in the Registration Statement and related prospectus of the European Investment Bank for the registration of $15,000,000,000 of debt securities filed by the European Investment Bank with the Securities and Exchange Commission of the United States.

EUROPEAN INVESTMENT BANK

/s/ Nicola Barr	/s/ Richard Schnopfhagen
Nicola Barr	Richard Schnopfhagen
General Counsel	Head of Division

Luxembourg, August 13, 2014